Exhibit 10.2

PERFORMANCE SHARE AWARD AGREEMENT
UNDER THE
SIGMA-ALDRICH CORPORATION
2003 LONG-TERM INCENTIVE PLAN, AS AMENDED
This PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made under the Sigma-Aldrich Corporation 2003 Long-Term Incentive Plan, as amended (the “Plan”) by and between Sigma-Aldrich Corporation (the “Company”) and Rakesh Sachdev (“Employee”) as of September 3, 2013 (“Award Date”).
BACKGROUND

A.
The Board of Directors of the Company (the "Board of Directors") has adopted, and the Company's shareholders have approved, the Plan, pursuant to which performance share incentive awards may be granted to employees of the Company and its subsidiaries and certain other individuals.

B.	The Company desires to grant to Employee a performance share award under the terms of the Plan and this Agreement.
TERMS

1)
Grant of Award. Pursuant to action of the Committee (as defined herein), the Company hereby grants to the Employee 15,145 performance shares (“Performance Shares”), subject to the terms, conditions, and adjustments set forth in this Agreement and Exhibit A hereto and the Plan. The Performance Shares granted hereby are referred to as the "Award." Notwithstanding anything herein or in Exhibit A or the Plan to the contrary, this award is subject to the Company’s Financial Restatement Policy as amended from time to time.

2)
Award Subject to Plan. The Award is granted under, and is expressly subject to, all of the terms and provisions of the Plan, as amended from time to time, which terms are incorporated herein by reference. The Committee described in Section 3 of the Plan (the "Committee") has been appointed by the Board of Directors, and designated by it, as the Committee to make awards.

3)
Performance and Time Vesting Requirements. Subject to Section 5 below, the Award shall vest on the five-year anniversary of the Award Date (the “Time Vesting Date”) subject to the satisfaction of both the performance requirements specified in Sections 3(a) and 3(b) below:

a)
Vesting of the Award shall be contingent, in full, on the satisfaction of the minimum “Cumulative Free Cash Flow” criteria during the three year period beginning July 1, 2013, and ending June 30, 2016 (the “Performance Period”), as described more fully in Exhibit A hereto (the “Performance Vesting Requirement”); and

b)
Vesting of the Award shall be contingent, in full, on Employee’s continuous employment during the period commencing on the Award Date and ending on the Time Vesting Date (the “Time Vesting Requirement”).

4)
Payment. Subject to the satisfaction of the Performance Vesting Requirement and Time Vesting Requirement, following the Time Vesting Date but no later than March 15 of the calendar year following the year in which the Time Vesting Date occurs, the Company will deliver to Employee one share of the Company's Stock for each then-outstanding Performance Share subject to this Agreement; except that, the Committee shall take such action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes as provided in Section 6. No fractional Shares shall be issued, and any fractional Shares shall be rounded down to the nearest whole Share.

5)	Termination of Award.

(a)
The Award shall not vest and this Agreement will terminate and be of no further force or effect on the date that Employee is, at any time prior to the Time Vesting Date, no longer actively employed by the Company or any affiliate of the Company, whether due to Retirement or voluntary or involuntary termination, other than on account of death, Disability, voluntary termination by Employee for Good Reason (as defined below) or involuntary termination by the Company other than for Cause (as defined below) to the extent specifically provided herein. Employee will, however, be entitled to receive any Stock payable under Section 4 of this Agreement if Employee's employment terminates after the Time Vesting Date but before Employee's receipt of such Stock. The Award shall not be affected by any change in employment responsibilities after the Award is granted, including any change in employment position with the Company that is otherwise deemed to be ineligible for the grant of an award under the Plan, so long as the Employee continues to be actively employed by the Company or any of its subsidiaries.

For purposes of this Agreement “Cause” and “Good Reason” will have the meanings set forth in the Amended and Restated Employment Agreement by and between the Company and Employee, executed on September 3, 2013, to be effective as of January 1, 2014.

(b)
Notwithstanding the provisions of Section 3, if Employee’s employment with the Company and every affiliate of the Company terminates before the Time Vesting Date on account of involuntary termination of employment by the Company without Cause or Employee’s voluntary termination for Good Reason, the Time Vesting Requirement shall be deemed satisfied, but Employee’s right to receive Stock pursuant to the Award shall be determined based on actual performance compared to the pro-rated Performance Vesting Requirement using straight line interpolation and the time elapsed since the date of grant through the date of termination. The Award shall be payable in the month following such termination.

(c)
Notwithstanding the provisions of Section 3, (i) if Employee’s employment with the Company terminates before the end of the Performance Period on account of death or Disability, the Award shall immediately vest on the date of such death or Disability as though the Time Vesting Requirement and Performance Vesting Requirement were achieved and (ii) if Employee’s employment with the Company terminates after the end of the Performance Period on account of death or Disability, the Time Vesting Requirement shall be deemed satisfied, but Employee shall have the right to receive Stock pursuant to the Award only if the Performance Vesting Requirement has been satisfied. Such amount shall be payable in the month following such termination on account of death or Disability, or, if earlier, at the time and in the manner set forth in Section 4 following the Time Vesting Date.

(d)
Notwithstanding the provisions of Section 3, (i) upon the occurrence of a Change of Control before the end of the Performance Period, the Award shall immediately vest on the date of such Change of Control as though the Time Vesting Requirement and Performance Vesting Requirement were achieved and (ii) upon the occurrence of a Change of Control after the end of the Performance Period on account of death or Disability, the Time Vesting Requirement shall be deemed satisfied, but Employee shall have the right to receive Stock pursuant to the Award only if the Performance Vesting Requirement has been satisfied. The Award shall be payable in the month following such Change in Control, or, if earlier, at the time and in the manner set forth in Section 4 following the Time Vesting Date.

7.
Tax Withholding. The Company shall withhold from any payment hereunder an amount of shares of Company Stock sufficient to cover any required withholding taxes to the extent required by minimum statutory withholding requirements.

8.
Non-Transferability. Neither the award nor any rights under this Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

9.
Definitions: Application of Plan. To the extent not specifically defined in this Agreement, all capitalized terms used in this Agreement will have the same meanings ascribed to them in the Plan. The Performance Shares are granted to Employee subject to all terms and conditions of the Plan.

10.
Choice of Law. To the extent not preempted by Federal law, this Agreement and all determinations and actions taken hereunder and thereunder shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts or choice of law rules or principles, and construed accordingly, except for those matters subject to the General Corporation Law of Delaware, which shall be governed by such law, without giving effect to principles of conflicts laws, and construed accordingly.

11.
Adjustment. Appropriate adjustments in outstanding Performance Shares and payments with respect to such outstanding Performance Shares shall be made by the Committee to give effect to adjustments made in the number or type of Shares through a reclassification, stock dividend, stock split or stock combination, or similar event in accordance with the terms of the Plan.

12.
Section 409A. It is intended that this Agreement shall be administered in a manner that will comply with or meet an exception from Section 409A of the Code, and this Agreement shall be administered and interpreted in accordance with such intent. The Committee may adopt rules deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. Notwithstanding anything in this Section to the contrary, no amendment to or payment under this Agreement will be made unless permitted under Section 409A of the Code.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and Employee has signed this Agreement to evidence the Employee’s acceptance of the terms hereof, all as of the date first above written.
SIGMA-ALDRICH CORPORATION

By: /s/ Barrett Toan
Barrett Toan, Chairman of the Board of Directors

Employee

/s/ Rakesh Sachdev
Rakesh Sachdev

Exhibit A
(Performance Share Award Agreement)
Employee’s right to receive any shares of Stock pursuant to the Award shall be contingent on the Company’s “Cumulative Free Cash Flow” during the Performance Period being equal to or greater than $900,000,000.00. For purposes of this Agreement:
“Free Cash Flow” means, with respect to any period, net cash provided by operating activities in such period less capital expenditures in such period, excluding any cash used in significant restructuring activities.
“Cumulative Free Cash Flow” means the cumulative Free Cash Flow during the Performance Period.